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                       September 8, 2021

       Iain Mackay
       Chief Financial Officer
       GlaxoSmithKline plc
       980 Great West Road
       Brentford, Middlesex TW8 9GS
       England

                                                        Re: GlaxoSmithKline plc
                                                            Form 20-F for the
fiscal year ended December 31, 2020
                                                            Filed March 12,
2021
                                                            File No. 1-15170

       Dear Mr. Mackay:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences